CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TEJAS INCORPORATED

     Tejas Incorporated (the “Company”), a corporation duly organized and validly existing under the General Corporation Laws of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Certificate of Incorporation of the Company and hereby certifies as follows:

     1.     The name of the Company is Tejas Incorporated. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 30, 2001.

     2.     Article III of the Company’s Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

          “The total number of shares of capital stock that the Corporation is authorized to issue is 30,100,000 shares, consisting of 30,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock. Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board”) may from time to time determine.

          The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and the qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL. The Board, within the limits and restrictions stated in any Preferred Stock Designation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.”

     3.     The foregoing amendment was declared advisable and proposed to the Company’s stockholders by resolutions adopted by unanimous written consent of the Board dated April 18, 2005.

     4.     That a majority of the Company’s stockholders as holders of the issued shares has voted at the Company’s annual meeting on June 6, 2005 to approve of this Amendment.

     5.     This Amendment was duly adopted by the board of directors and the stockholders of the Company in accordance with the provisions of Section 242 of the DGCL.

     6.     This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on June 29, 2005.

TEJAS INCORPORATED
By:	/s/ Kurt Rechner
Kurt Rechner
President, Chief Operating Officer and Secretary

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